Exhibit 99.1

Jim Brewer Joins Citizens South Bank as Senior Vice President, Union County Area Executive

PR Newswire -- April 17, 2007

GASTONIA, N.C., April 17 /PRNewswire-FirstCall/ -- James L. Brewer of Indian Trail, North Carolina, has been hired by Gastonia-based Citizens South Bank as a Senior Vice President and Union County Area Executive. Brewer comes to Citizens South with more than 25 years of banking experience, seven of the last 11 years in Union County. Most recently he was employed by SunTrust Bank as First Vice President and Union County Community Banking Manager. A graduate of the UNC-Charlotte, Brewer has also completed Southeastern Trust School at Campbell University and RMA Commercial Lending School. Brewer currently serves on the Executive Committee of the Union County Community Health Service Board and has been a cabinet member of United Way of Union County for the past two years. He is also an active member of Lakeview Baptist Church in Monroe.

“Jim combines extensive banking experience with an in-depth knowledge of the market,” said Executive Vice President Dan M. Boyd. “We couldn’t be more excited to have him join the Citizens South team.”

Citizens South Bank is headquartered in Gastonia, North Carolina and was founded in 1904. At March 31, 2007, the Bank had approximately $738 million in assets with 14 full-service offices in the Charlotte region, including Gaston, Iredell, Rowan, and Union counties in North Carolina, and three loan production offices in Mecklenburg and Union counties in North Carolina, and York County, South Carolina. Citizens South Bank is an Equal Housing Lender and Member, FDIC. The Bank is a wholly-owned subsidiary of Citizens South Banking Corporation, and shares of the common stock of the Company trade on the NASDAQ Global Market under the ticker symbol “CSBC”. The Company maintains a website at www.citizenssouth.com that includes information on the Company, along with a list of products and services, branch locations, current financial information, and links to the Company’s 1934 Securities Exchange Act filings with the SEC.

SOURCE  Citizens South Banking Corp.
          -0-                                                  04/17/2007
          /CONTACT:  Dan M. Boyd, Executive Vice President of Citizens South Banking Corp., +1-704-884-2264/
          /Web site:  http://www.citizenssouth.com /